Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Schlumberger Data and Consulting Services consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the “Company”) for the year ended December 31, 2005. We further consent to the use of information contained in our reports, as of December 31, 2005, 2004 and 2003, setting forth the estimates of revenues from the Company’s oil and gas reserves in such Annual Report on Form 10-K. We further consent to the incorporation by reference of such Annual Report on Form 10-K into Registration Statement Nos. 333-69496, 333-89204, 333-92196, 333-122361 and 333-130597 on Form S-3 and Registration Statement Nos. 333-94387, 333-91526, 333-113617 and 333-116180 on Form S-8 of the Company.

SCHLUMBERGER DATA AND CONSULTING SERVICES

By:	/S/ JOSEPH H. FRANTZ, JR.
Joseph H. Frantz, Jr. USLE Consulting Services Manager

Dallas, Texas

March 1, 2006